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                      COMMON SECURITIES GUARANTEE AGREEMENT



                                  DELIVERED BY



                           CONTINENTAL AIRLINES, INC.



             FOR THE BENEFIT OF THE HOLDERS OF COMMON SECURITIES OF



                      CONTINENTAL AIRLINES FINANCE TRUST II







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         This COMMON SECURITIES GUARANTEE AGREEMENT (the "Common Securities
Guarantee"), dated as of November 10, 2000, is executed and delivered by Continental Airlines, Inc., a Delaware corporation (the "Guarantor"), for the benefit of the Holders (as defined herein) from time to time of the Common Securities (as defined in the Declaration (as defined herein)) of Continental Airlines Finance Trust II, a Delaware business trust (the "Issuer").

         WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of November 10, 2000, among the trustees of the Issuer named therein, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer may issue up to 5,750,000 Preferred Securities (as defined in the Declaration), having an aggregate liquidation amount of up to $287,500,000; and

         WHEREAS, pursuant to the Declaration, the Issuer may issue up to 177,836 Common Securities, having an aggregate stated liquidation amount of up to $7,732,000 designated the 6% Convertible Common Securities (liquidation amount $50 per each of the Convertible Common Securities) (the "Common Securities");

         WHEREAS as incentive for the Holders to purchase the Common Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Common Securities Guarantee, to pay on a subordinated basis to the Holders of the Common Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and

         WHEREAS the Guarantor is also executing and delivering a guarantee agreement in substantially identical terms to this Common Securities Guarantee for the benefit of the holders of the Preferred Securities (the "Guarantee") except that if a Debenture Event of Default or a Declaration Event of Default (each as defined herein) (or an event that, with passage of time, would become a Debenture Event of Default) shall have occurred and be continuing, the rights of Holders of the Common Securities to receive Guarantee Payments under this Common Securities Guarantee are subordinated to the rights of holders of Preferred Securities to receive Guarantee Payments under the Guarantee.

         NOW, THEREFORE, in consideration of the purchase by each Holder of Common Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Common Securities Guarantee for the benefit of the Holders.


                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION


SECTION 1.01 Definitions and Interpretation.

         In this Common Securities Guarantee, unless the context otherwise requires, the terms set forth below shall have the following meanings.

         (a) capitalized terms used in this Common Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.01 of the Guarantee;

         (b) terms defined in the Declaration as at the date of execution of this Common Securities Guarantee have the same meaning when used in this Common Securities Guarantee unless otherwise defined in this Common Securities Guarantee or in the Guarantee;

         (c) a term defined anywhere in this Common Securities Guarantee has the same meaning throughout;

         (d) all references to "the Common Securities Guarantee" or "this Common Securities Guarantee" are to this Common Securities Guarantee as modified, supplemented or amended from time to time;

         (e) all references in this Common Securities Guarantee to Articles and Sections are to Articles and Sections of this Common Securities Guarantee unless otherwise specified; and

         (f) a reference to the singular includes the plural and vice versa.

         "Class B Common Stock" means Class B common stock, par value $.01 per share, of the Guarantor (or shares of any class or classes resulting from any reclassification or reclassifications thereof).

         "Debenture Event of Default" means an Event of Default under the Indenture.

         "Declaration Event of Default" means an Event of Default under the Declaration.

         "Guarantee Event of Default" means a default by the Guarantor on any of its payment or other obligations under the Common Securities Guarantee.

         "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Common Securities, to the extent not paid or made by or on behalf of the Issuer: (i) any accrued and unpaid Distributions which are required to be paid on such Common Securities, to the extent that the Issuer shall have funds on hand available therefor at such time,
(ii) the applicable Redemption Price (as defined in the Indenture) with respect to any Common Securities called for redemption by the Issuer, to the extent that the Issuer has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer (other than in connection with the distribution of Debentures to the Holders or the redemption of all the Common Securities), the lesser of (a) the aggregate liquidation amount thereof plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution") to the extent the Issuer has funds available therefor and (b) the amount of assets of the Issuer remaining available for distribution to Holders upon liquidation of the Issuer after satisfaction of liabilities to creditors of the Issuer as required by applicable law.

         "Holder" means any holder, as registered on the books and records of the Issuer, of any outstanding Common Securities.

         "Senior Debt" shall have the meaning set forth in the Indenture.


                                   ARTICLE II

                                    GUARANTEE


SECTION 2.01  Guarantee.

         The Guarantor irrevocably and unconditionally agrees to pay in full on a subordinated basis to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer), as and when due, in coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debt regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert other than the defense of payment. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.


SECTION 2.02  Subordination.

         If a Debenture Event of Default or a Declaration Event of Default (or an event that, with passage of time, would become a Debenture Event of Default) shall have occurred and be continuing, the rights of Holders of the Common Securities to receive Guarantee Payments under this Common Securities Guarantee are subordinated to the rights of holders of Preferred Securities to receive Guarantee Payments under the Guarantee.


SECTION 2.03 Waiver of Notice and Demand.

         The Guarantor hereby waives notice of acceptance of this Common Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.


SECTION 2.04  Obligations Not Affected.

         The obligations, covenants, agreements and duties of the Guarantor under this Common Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Common Securities to be performed or observed by the Issuer;

         (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, the amount payable upon redemption, or the amount payable upon liquidation of the Issuer or any other sums payable under the terms of the Common Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Common Securities (other than an extension of time for payment of Distributions, that results from the extension of any interest payment period on the Debentures permitted by the Indenture);

         (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Common Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

         (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

         (e) any invalidity of, or defect or deficiency in the Common
Securities;

         (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

         (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.04 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

         There shall be no obligation of the Holders or any other Person to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.


SECTION 2.05 Rights of Holders.

         The Guarantor expressly acknowledges that any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Common Securities Guarantee, without first instituting a legal proceeding against the Issuer or any other Person.


SECTION 2.06 Guarantee of Payment.

         This Common Securities Guarantee creates a guarantee of payment and not of collection. This Common Securities Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer) or upon distribution of Debentures to Holders as provided in the Declaration.


SECTION 2.07  Subrogation.

         The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Common Securities Guarantee and shall have the right to waive payment by the Issuer pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Common Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Common Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.


SECTION 2.08 Independent Obligations.

         The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Common Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Common Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.04.


SECTION 2.09  Conversion.

         The Guarantor acknowledges its obligation to issue and deliver Class B Common Stock upon the conversion of the Common Securities.


SECTION 2.10 Events of Default; Waiver.

         The Holders of a majority in liquidation amount of Common Securities may by vote, on behalf of the Holders of all of the Common Securities, waive any past Guarantee Event of Default and its consequences. Upon such waiver, any such Guarantee Event of Default shall cease to exist, and any Guarantee Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Common Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Guarantee Event of Default or impair any right consequent thereon.


                                   ARTICLE III

                    LIMITATION OF TRANSACTIONS; SUBORDINATION


SECTION 3.01 Limitation of Transactions.

         So long as any Common Securities remain outstanding, if (i) there shall have occurred and be continuing a Debenture Event of Default, a Declaration Event of Default or an event that, with the giving of notice or the lapse of time or both, would constitute a Debenture Event of Default or a Declaration Event of Default or (ii) a selection by the Guarantor of a Deferral Period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) the Guarantor shall not declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by the Guarantor which consist of the stock of the same class as that on which the dividend is being paid), (b) the Guarantor shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Guarantor which rank pari passu with or junior in interest to the Debentures and (c) the Guarantor shall not make any guarantee payments with respect to any guarantee by the Guarantor of the debt securities of any subsidiary of the Guarantor if such guarantee ranks pari passu with or junior in interest to the Debentures (in each case, other than (A) dividends or distributions in Class B Common Stock, (B) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (C) payments under the Guarantee and the Common Securities Guarantee, (D) purchases or acquisitions of shares of Class B Common Stock in connection with the satisfaction by the Guarantor of its obligations under any employee benefit plan or any other contractual obligation of the Guarantor (other than a contractual obligation ranking pari passu with or junior in interest to the Debentures), (E) as a result of a reclassification of the Guarantor's capital stock or the exchange or conversion of one class or series of the Guarantor's capital stock for another class or series of the Guarantor's capital stock or (F) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged).


SECTION 3.02  Ranking.

         This Common Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank subordinate to all Senior Debt of the Guarantor to the same extent that the Debentures (as defined in the Indenture) are subordinated pursuant to the Indenture.


                                   ARTICLE IV

                                   TERMINATION


SECTION 4.01  Termination.

         This Common Securities Guarantee shall terminate upon (i) full payment of the amount payable upon redemption of the Common Securities, (ii) the distribution of Class B Common Stock to the Holders in respect of the conversion of the Common Securities into Class B Common Stock, (iii) the distribution of the Debentures to the Holders in exchange for all of the Common Securities or
(iv) full payment of the amounts payable in accordance with the Declaration upon liquidation of the Issuer. Notwithstanding the foregoing, this Common Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Common Securities must restore payment of any sums paid under the Common Securities or under this Common Securities Guarantee.


                                    ARTICLE V

                                  MISCELLANEOUS


SECTION 5.01 Successors and Assigns.

         All guarantees and agreements contained in this Common Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders.


SECTION 5.02  Amendments.

         Except with respect to any changes which do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Common Securities Guarantee may only be amended with the prior approval of the Holders of a majority in liquidation amount of the outstanding Common Securities. The provisions of Section 12.02 of the Declaration with respect to meetings of Holders of the Securities apply to the giving of such approval.

SECTION 5.03  Notices.

         All notices provided for in this Common Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

         (a) if given to the Issuer, in care of the Administrative Trustees at the Issuer's mailing address set forth below (or such other address as the Issuer may give notice of to the Holders of the Common Securities):

                  Continental Airlines Finance Trust II
                  c/o Continental Airlines, Inc.
                  1600 Smith Street, HQSEO
                  Houston, Texas 77002
                  Attention: General Counsel and Chief Financial Officer Facsimile No.: (713) 324-2687


         (b) if given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Common Securities):

                  Continental Airlines, Inc.
                  1600 Smith Street, HQSEO
                  Houston, Texas 77002
                  Attention: General Counsel and Chief Financial Officer Facsimile No.: (713) 324-2687


         (c) if given to any Holder of Common Securities, at the address set forth on the books and records of the Issuer.

         All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.


SECTION 5.04  Benefit.

         This Common Securities Guarantee is solely for the benefit of the Holders and is not separately transferable from the Common Securities.


SECTION 5.05  Governing Law.

         THIS COMMON SECURITIES GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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         This COMMON SECURITIES GUARANTEE is executed as of the day and year first above written.



                                       CONTINENTAL AIRLINES, INC., as
                                       Guarantor


                                       By:  /s/ Gerald Laderman
                                           -------------------------------------
                                           Name:  Gerald Laderman
                                           Title: Senior Vice President
                                                  Finance